Exhibit 99.1

CSI COMPRESSCO LP ANNOUNCES FIRST QUARTER 2018 RESULTS

AND PROVIDES TOTAL YEAR FINANCIAL GUIDANCE

THE WOODLANDS, Texas, May 7, 2018 / PRNewswire / - CSI Compressco LP (“CSI Compressco”) (NASDAQ: CCLP) today announced first quarter 2018 consolidated financial results.

Consolidated revenues for the quarter ended March 31, 2018, were $85.4 million compared to $83.1 million for the fourth quarter of 2017 and $65.6 million for the first quarter of 2017.  Compared to the fourth quarter of 2017, total revenues increased 3% driven by a 29% increase in Aftermarket Services.  Net loss for the quarter ended March 31, 2018 was $15.7 million compared to a net loss of $10.7 million in the fourth quarter of 2017 and a net loss of $15.6 million in first quarter of 2017.

Selected key operational and financial metrics are as follows:

•

Orders for new equipment sales in the first quarter of 2018 were $71.5 million, which included a previously announced $67 million order for large horsepower equipment to be fabricated for a midstream operator in the Permian Basin.  This equipment is expected to ship during the second half of 2018 and the first half of 2019.

•	Backlog for new equipment sales was $102.5 million as of March 31, 2018.
•

Overall, service fleet utilization increased 100 basis points (bps) compared to the end of the fourth quarter, to 84.2%.  Utilization for large horsepower equipment, greater than 1000 hp per unit, increased to 92.9%, up 60 bps sequentially.

•	Distributable cash flow(1) for the quarter was $4.9 million, resulting in a distribution coverage ratio of 0.64X
•

Completed a $350 million private offering of senior secured notes due 2025 to retire existing bank revolver debt and increase liquidity to fund growth capital opportunities and for general partnership purposes.

•	Adjusted EBITDA(1) was $19.2 million compared to $21.0 million in the fourth quarter.

   (1) Non-GAAP financial measures reconciled to the nearest GAAP number on Schedules B, and C

As of March 31, 2018, aggregate compression services fleet horsepower totaled 1,085,088 and the fleet utilization rate was 84.2%. Utilization of our highest horsepower category, equipment of greater than 1000 horsepower per unit, was 92.9% at the end of the quarter. We define the fleet utilization rate as the aggregate compressor package horsepower in service divided by the aggregate compressor package fleet horsepower as of a given date.  We do not exclude idle horsepower under repair or horsepower that is otherwise impaired from our calculation of utilization rate.

Exhibit 99.1

Unaudited results of operations for the quarter ended March 31, 2018 compared to the prior quarter and the corresponding prior year quarter are presented in the accompanying financial tables.

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017	Q1-18 vs. Q4-17	Q1-18 vs. Q1-17
	(In Thousands, Except Ratios, and Percentages)
Net loss	$ (15,737)	$ (10,673)	$ (15,593)	(47)%	(1)%
Adjusted EBITDA(1)	$ 19,190	$ 21,022	$ 19,873	(9)%	(3)%
Distributable cash flow(1)	$ 4,886	$ 5,368	$ 7,093	(9)%	(31)%
Quarterly cash distribution per unit	$ 0.1875	$ 0.1875	$ 0.1875	—	—
Distribution coverage ratio(1)	0.64x	0.73x	1.09x	—	—
Fleet capital expenditures	$ 15,245	$ 6,886	$ —	121%	—
Net cash provided/(used) by operating activities	$ (365)	$ 14,496	$ 1,821	(103)%	(120)%
Free cash flow(1)	$ (17,404)	$ 3,083	$ (5,394)	—	—
(1) Non-GAAP financial measures reconciled to the nearest GAAP number on Schedules B and C.

Owen Serjeant, President of CSI Compressco, commented, “The compression market continues to be in the midst of a robust recovery as each of our operations continue to see an increase in inquiries and demand for equipment. The Compression Services business continues to see growing demand for higher horsepower equipment for major oil plays in North America to compress and move millions of cubic feet of associated gas.  The areas with the most activity and demand include the Permian and Eagle Ford Basins as well as the SCOOP/STACK areas in Oklahoma.  CSI Compressco is well positioned in those basins with over 60% of our operating horsepower deployed in these territories. To better support market demand for our products, we now expect to invest in 2018 between $90 and $110 million in growth and maintenance capital.  We expect all growth capital to be supported by contracts before they are built.  Given the growing demand for large horsepower equipment, we expect our growth capital to primarily focus on units of over 1,000 horsepower with our core customers in the basins we have the most penetration.  This allows for maximum operational efficiencies in areas where customers need additional horsepower for either gas lift and/or gas gathering operations.”

“Compression Services revenue was $53.7 million in the first quarter.  Compression services margins of 41.6% included approximately $1 million of labor and parts costs to restart equipment in the Texas region following unusually cold freezing weather conditions in January.  Additionally, the first quarter included approximately $1 million of other non-recurring field related costs.”

“As demand continues to grow and lead times extend, we have been reviewing pricing with our customers and have increased our compression services rates up to 15% as opportunities come up and contracts roll over.  These increases will begin to be reflected in our second quarter 2018 results.  We are working closely with our customers on this to ensure we satisfy their capacity and equipment reliability needs as well as reflect today’s pricing, which has been trending up within this industry.”

“Complementing our Compression Services business is our new unit sales activities. After record bookings in the first quarter of 2018, our backlog ended the quarter at $102.5 million.  We are able to fabricate this equipment in our facility in Midland, Texas assuring competitive lead times and pricing.  Activity in this business continues to remain strong with increasing quotation activities for North America and Latin America.”

Exhibit 99.1

“Our Aftermarket Services business continues to excite and delivered exceptional growth year over year. We have been able to leverage our Compression Services footprint, resources and operational competencies to deliver high levels of Aftermarket Services to our customers in areas such as spare parts, overhauls, reapplication engineering and site technical support.  As we focus on this business and invest in it in terms of resources on a focused basis, we expect to see this growth to continue well into 2018 and 2019.”

“Finally, we estimate that the overall compression fleet size in North America is greater than 10 million horsepower today and expect approximately another one million horsepower will be added through 2018 and 2019.  We expect to fabricate and deploy approximately 115,000 horsepower to our fleet in 2018, which would put our fleet at approximately 1.2 million horsepower.  We remain the only vertically integrated company in this space which gives us a competitive advantage on building and deploying the new build equipment faster and more cost effectively. With the recent successful completion of the $350 million secured bond offering, we have the capital available to respond to these opportunities.  We expect our returns will continue to improve with the price increases that we are successfully attaining.”

Forward-Looking Guidance

Projected 2018 total capital expenditures are expected to be between $90 million and $110 million, inclusive of $15 million to $20 million for maintenance capital expenditures. We expect to fund these capital expenditures from the recently completed bond offering.  We are also expecting to have in place an asset based revolver of $50 million to provide incremental liquidity.  Our new debt structure without maintenance covenants allows us to better respond to investment opportunities.

As a result of the service price increases that we are attaining, which will gain traction in the second quarter of 2018, and the new equipment sales backlog that we will start delivering in the second quarter of 2018, and when combined with the new equipment being deployed to our fleet, we expect to see a material improvement in Adjusted EBITDA from our first quarter, 2018 run rate.  We expect total year adjusted EBITDA to be between $95 million and $100 million.  We expect total year revenue to be between $385 million and $400 million.   A reconciliation of expected Adjusted EBITDA to the nearest GAAP financial measure is included on Schedule D.

Conference Call

CSI Compressco will host a conference call to discuss first quarter 2018 results today, May 7, 2018, at 10:30 a.m. Eastern Time. The phone number for the call is 1-866-374-8397. The conference will also be available by live audio webcast and may be accessed through CSI Compressco’s website at www.csicompressco.com.

First Quarter 2018 Cash Distribution on Common Units

On April 20, 2018, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the first quarter of 2018 of $0.1875 per outstanding common unit, which will be paid on May 15, 2018 to common unitholders of record as of the close of business on May 1, 2018. The distribution coverage ratio (which is a Non-GAAP Financial Measure defined and reconciled to the closest GAAP financial measure below) for the first quarter of 2018 was 0.64X.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco’s compression and related services business includes a fleet of more than 5,700 compressor packages providing approximately 1.1 million in aggregate

Exhibit 99.1

horsepower, utilizing a full spectrum of low, medium and high horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco’s equipment sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages and oilfield fluid pump systems designed and fabricated primarily at our facility in Midland, Texas. CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward-Looking Statements

This news release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: “anticipates,” “assumes,” “believes,” “budgets,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “schedules,” “seeks,” “should,” “targets,” “will,” and “would.”  These forward-looking statements include statements, other than statements of historical fact, concerning the recovery of the oil and gas industry and CSI Compressco’s strategy, future operations, financial position, estimated revenues, negotiations with our bank lenders, projected costs, and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects and other future events and performance. Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating conditions that are outside of our control, including the supply, demand and prices of crude oil and natural gas; the levels of competition we encounter; the activity levels of our customers; the availability of adequate sources of capital to us; our ability to comply with contractual obligations, including those under our financing arrangements; our operational performance; the loss of our management; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Exhibit 99.1

Schedule A - Income Statement

Results of Operations (unaudited)	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(In Thousands, Except per Unit Amounts)
Revenues:
Compression and related services	53,735	53,359	50,497
Aftermarket services	14,016	10,854	9,387
Equipment sales	17,666	18,888	5,668
Total revenues	85,417	83,101	65,552
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and related services	31,380	30,763	29,043
Cost of aftermarket services	11,157	8,440	7,622
Cost of equipment sales	15,449	16,145	5,396
Total cost of revenues	57,986	55,348	42,061
Depreciation and amortization	17,367	17,280	17,295
Selling, general, and administrative expense	8,297	7,760	8,766
Interest expense, net	11,433	11,232	10,383
Series A Preferred fair value adjustment	1,553	1,561	1,865
Other (income) expense, net	3,204	—	(38)
Income (loss) before income tax provision	(14,423)	(10,080)	(14,780)
Provision (benefit) for income taxes	1,314	593	813
Net income (loss)	$ (15,737)	$ (10,673)	$ (15,593)

Net income per diluted common unit	$ (0.40)	$ (0.29)	$ (0.46)

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, distributable cash flow, distribution coverage ratio, and free cash flow. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	measure operating performance and return on capital as compared to those of our competitors; and
•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, and before certain non-cash charges consisting of impairments, bad debt expense attributable to bankruptcy of

Exhibit 99.1

customer, non-cash costs of compressors sold, equity compensation, fair value adjustments of our Preferred Units, administrative expenses under the Omnibus Agreement paid in equity using common units, severance expense, write-off of unamortized financing costs, and software implementation expense.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units, the general partner interest and the general partner’s incentive distribution rights.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

Exhibit 99.1

Schedule B - Reconciliation of Net Income/(Loss) to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio (unaudited)

The following table reconciles net income (loss) to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three month periods ended March 31, 2018, December 31, 2017 and March 31, 2017:

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(In Thousands, Except Ratios)
Net income/(loss)	$ (15,737)	$ (10,673)	$ (15,593)
Interest expense, net	11,433	11,232	10,383
Provision for income taxes	1,314	593	813
Depreciation and amortization	17,367	17,280	17,295
Non-cash cost of compressors sold	324	1,768	2,316
Equity compensation	(604)	(933)	956
Series A Preferred transaction costs	—	—	37
Series A Preferred fair value adjustments	1,552	1,561	1,865
Un-amortized financing costs charged to expense	3,541	—	—
Omnibus expense paid in equity	—	—	1,746
Severance	—	—	55
Software implementation	—	194	—
Adjusted EBITDA	$ 19,190	$ 21,022	$ 19,873

Less:
Current income tax expense	1,218	311	691
Maintenance capital expenditures	4,337	6,936	4,580
Interest expense	11,433	11,232	10,383
Severance	—	—	55
Plus:
Non-cash interest expense	2,684	2,955	3,053
Distributable cash flow	4,886	5,498	7,217

Cash distribution attributable to period	7,616	7,389	6,512

Distribution coverage ratio	0.64x	0.74x	1.11x

Exhibit 99.1

Schedule C - Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

The following table reconciles net cash provided by operating activities to free cash flow for the three month periods ended March 31, 2018, December 31, 2017 and March 31, 2017:

Results of Operations (unaudited)	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(In Thousands)
Cash from operations	(365)	14,496	1,821
Capital expenditures, net of sales proceeds	(17,039)	(11,413)	(7,215)
Free cash flow	(17,404)	3,083	(5,394)

Schedule D - Reconciliation of Expected Adjusted EBITDA To Income/(Loss) Before Income Taxes

The following table reconciles projected total year 2018 Adjusted EBITDA to income/(loss) before income taxes.

	Full Year 2018 Guidance
	Low Range	High Range
	(In Thousands)
Adjusted EBITDA	$ 95,000	$ 100,000
Un-amortized financing costs charged to expense	3,600	3,500
Series A Preferred fair value adjustments	1,600	1,500
Equity compensation	2,200	2,600
Non-cash cost of compressors sold	2,500	1,800
Depreciation and amortization	70,000	74,000
Interest expense, net	52,000	54,000
Income (loss) before income taxes	$ (36,900)	$ (37,400)

Contact:

CSI Compressco LP, The Woodlands, Texas

Elijio V Serrano

Chief Financial Officer

Phone:  281-364-5029

www.csicompressco.com